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                                                                    EXHIBIT 4.12

                          SOFTWARE LICENSING AGREEMENT

                                 E-SALES SYSTEM

                                DECEMBER 28, 2004

               SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

                      SHANGHAI SHANDA NETWORKING CO., LTD.

                       NANJING SHANDA NETWORKING CO., LTD.

                     HANGZHOU BIANFENG NETWORKING CO., LTD.

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                          SOFTWARE LICENSING AGREEMENT

THIS SOFTWARE LICENSING AGREEMENT (this "Agreement") is entered into by and between the following Parties on December 28, 2004 in Shanghai:

(1) Shengqu Information Technology (Shanghai) Co., Ltd., a corporation organized and existing under the laws of the People's Republic of China (the "PRC") and having its registered address at Room 638-7, Building 2, 351 Guoshoujing Road, Zhangjiang Hi-Tech Park, Shanghai, the PRC ("Shengqu" or the "Licensor");

(2) Shanghai Shanda Networking Co., Ltd., a corporation organized and existing under the laws of the PRC and having its registered address at Room 402-B, 727 Zhangjjiang Road, Pudong New Area, Shanghai, the PRC ("Shanda Networking");

(3) Nanjing Shanda Networking Co., Ltd., a corporation organized and existing under the laws of the PRC and having its registered address at Room 801, High-technology Area, Nanjing, the PRC ("Nanjing Shanda "); and

(4) Hangzhou Bianfeng Networking Co., Ltd., a corporation organized and existing under the laws of the PRC and having its registered address at Floor 18, 160 Tianmushan Road, Hangzhou, Zhejiang, the PRC ("Bianfeng").

For the purpose of this Agreement, Shanda Networking, Nanjing Shanda and Bianfeng shall be referred to collectively as the "Licensees".

                                    RECITALS

WHEREAS, The Licensor owns the software program of Licensed Software (as defined below);

WHEREAS, The Licensor and Shanda Networking entered into a software licensing agreement on December 9, 2003 (the "Original Software License Agreement"), pursuant to which, Shanda Networking has the right to install and operate the Licensed Software on the Designated Computer and to grant to its customers the right to use such Licensed Software;

WHEREAS, Nanjing Shanda and Bianfeng desire to license the Licensed Software;

WHEREAS, The Licensor is willing to license the Licensed Software to Nanjing Shanda and Bianfeng in addition to Shanda Networking.

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WHEREAS, Shanda Networking and the Licensor wish to terminate Original Software
License Agreement and enter into this new software license agreement together with Nanjing Shanda and Bianfeng.

NOW AND THEREFORE, the parties through consultations agree as the follows:

1     DEFINITIONS.

The terms concerned used in this Agreement are hereby defined as follows:

1.1 "Licensed Program" means the executable processing programs of licensed information, which is composed of various modules in the Licensed Software package provided by the Licensor.

1.2 "Licensed Information" means any information concerning the Licensed Program, which is owned by the Licensor and is licensed to the Licensees together with the Licensed Program. Licensed Information includes such information as input form, user manual, interface format and input/output format and is delivered to and used by the Licensees as confidential information or proprietary property of the Licensor.

1.3 "Licensed Software" mean the e-sales system 2.0, which include the Licensed Program and Licensed Information.

1.4 "Authorized Personnel" means the employees of the Licensees and personnel from third parties who work on behalf of the Licensees under a contract (which shall include confidentiality clause) entered into and between the Licensees and the third party.

1.5 "Upgrade Version" means the Licensed Software comprising of Licensed Program and/or the Licensed Information to which updating, enhancements, corrections, additions of BUG patches or other changes have been made. The exterior form of the Update Version is reflected by changes to the version numbers. For an example, in the version number 2.1.3, a change in the first number from left to right means the occurrence of a bigger version of the software, a change in the second number means substantial improvements to the software performance, and a change in the third number means slight improvements to the software performance.

1.6 "Designated Computer" means the computers and the upgraded computers thereof installed in the offices of the Licensees.

1.7 "Confidential Information" means the technical information and management information which have not been publicly disclosed, can bring economic benefits to obligees, have practicability and are subject to the confidential measures adopted by the obligees, including but not limited to

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      computer software, technical parameter, price list, design, software documentation, manuals, models and account tables.

2     GRANT OF LICENSE AND LIMITATIONS

2.1 License to Use the Licensed Software. In accordance with the terms and conditions hereof, the Licensor agrees to grant to the Licensees and the Licensees agree to accept a nontransferable and non-exclusive license of the Licensed Software, pursuant to which the Licensees shall be allowed to install and operate the Licensed Software on the Designated Computers and to grant to its customers the right to use such software system.

3     FEES

3.1 In consideration of the license granted by the Licensor of the Licensed Software and that Shanda Networking had paid all fees of RMB 6,000,000 to the Licensor in accordance with the Original Software License Agreement, now (i) Nanjing Shanda agrees to pay installation fee of RMB 1,925,000 to Shanda Networking, and (ii) Bianfeng agrees to pay fees installation fee of RMB 275,000 to Shanda Networking.

3.2 Shengqu shall grant the Licensees the license and distribution right in the specific regions from December 9,2005 to December 31, 2005. From the first month after the installation of the Licensed Software on the Designated Computer, the Licensee shall in addition pay the Licensor a revenue sharing fee, the calculation formula of which is: revenue sharing fee = sales revenue realized by the Licensee through the use of computers which have installed the Licensed Software x 15%.

4     MONTHLY PAYMENTS

The Licensees shall make monthly installation fees to Shengqu as set forth:

4.1.1 The Licensee shall pay the Licensor 50% of the installation fee within three (3) days of the effective date of this Agreement;

4.1.2 The Licensee shall pay the Licensor the rest 50% of the installation fee within five (5) days of providing of the Licensed Software by the Licensor according to Article 3.1.

4.1.3 Subsequent to the installation and formal operation of the Licensed Software, the Licensee shall pay the Licensor revenue sharing fee on a monthly basis, and payment of the revenue sharing fee of each month shall be made within fifteen (15) days of the end of such month.

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5     ORIGINALITY WARRANTY

5.1 The Licensor warrants that the Licensed Software does not infringe any copyright, patent or trademark or proprietary information of any third Party.

5.2 In the event of any legal proceedings or claims by a third party against the Licensees alleging an infringement of any PRC copyright, patent or trade secrets owned by such third party in connection with the use of the Licensed Software or any part thereof within the scope of the license hereunder, the Licensor will reimburse the Licensees for any cost, expense and loss and the litigation fees and attorney fees payable by the Licensees according to the final court, provided that (a) the Licensees promptly inform the Licensor of the claims relating to said infringements,
      (b) the Licensees grants the Licensor full authorization and provide the Licensor with all information and assistance necessary for enabling the Licensor to defend the claims, and (c) the Licensor has full control over the defending of the claims and the negations relating to the compromise and settlement of the claims.

5.3 If the Licensees's use of the Licensed Software will infringe or in the Licensor's opinion is likely to infringe the copyright, patent or trade secrets alleged by the third party in the above mentioned claims, the Licensor shall be entitled to adopt any measures to enable the Licensees to continue to use the Licensed Software, or the Licensor may replace it with substitutes or modify the Licensed Software so that it will be free of infringement and at the same time it can achieve the equivalent function as the Licensed Software.

5.4 Notwithstanding anything provided herein, the Licensor shall not be liable for infringement of copyright, patent or trade secret arising out of any of the following circumstances:

      (a) the latest version of the Licensed Software, which is free of said infringement, has been provided to the Licensees for free without any changes, and the Licensees still uses other versions;

      (b) the program and data of the Licensed Software has been provided to the Licensees based on thorough studying. The licensees uses the Licensed Software together with other program or dada, and had the Licensees not done so, said infringement would have been avoided. However, the Licensees fails to avoid the use of the Licensed Software together with other program and data;

      (c) the Licensees uses the Licensed Software on computers other than the Designated Computer.

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6     TERM AND TERMINATION

6.1 The term of this Agreement shall be one (1) years from date on which this Agreement is signed by all parties hereto. During the term of this Agreement the Licensees shall not unanimously terminate this Agreement.

6.2 This Agreement will continue for successive one (1) year terms until terminated by the Licensor providing thirty (30) days notice to the Licensees of its intent to terminate this Agreement at the end of the term hereof or the then-current term of this Agreement.

7     APPLICABLE LAWS

This Agreement shall be governed by the laws of the People's Republic of China.

8     GENERAL PROVISIONS

This Agreement and the exhibits hereof signed by the Parties constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, merges all discussions between them and supersedes and replaces any and every other prior or contemporaneous agreement, understanding or negotiation that may have existed between the Parties. No amendment to this Agreement shall be effective until the Parties mutually agree in the form of a written instrument.

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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed and delivered by a duly authorized representative as of the date first above written.

SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

By:___________________________
Name: Chen Tianqiao
Title: Chief Executive Officer

SHANGHAI SHANDA NETWORKING CO., LTD.

By:___________________________
Name: Chen Danian
Title: Senior Vice President

NANJING SHANDA NETWORKING CO., LTD.

By:___________________________
Name: Tang Jun
Title: President

HANGZHOU BIANFENG NETWORKING CO., LTD.

By:___________________________
Name: Wang Jingying
Title: Vice President

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